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                                                                    EXHIBIT 4.2


                              AMENDED AND RESTATED
                         SERIES A SHAREHOLDERS AGREEMENT


         This AMENDED AND RESTATED SERIES A SHAREHOLDERS AGREEMENT ("Agreement") amends and restates that certain Series A Shareholders Agreement dated November 15, 1995 and is entered into effective as of May 1, 1996 (the "Effective Date") by and among NextWave Telecom Inc., a Delaware corporation ("Company") and the individuals and entities who hold shares of the Company's Series A Common Stock whose names appear on Exhibit "A" attached hereto and incorporated herein by this reference, as the same may be amended from time to time (collectively referred to herein as the "Series A Shareholders" and individually as a "Series A Shareholder"). This Agreement is made with reference to the following facts:

         1. The Series A Shareholders collectively own all of the issued and outstanding shares of Series A Common Stock of the Company (the "Shares").

         2. NextWave Personal Communications Inc., a Delaware corporation and a wholly owned subsidiary of the Company (the "Subsidiary") has bid as a "Small Business" in the C-block auction (the "Auction") being conducted by the Federal Communications Commission ("FCC"). In order to qualify as a small business and to remain eligible for preferences afforded bidders in the Auction, the FCC requires that, during the three (3) years following the date on which the last Personal Communications Service ("PCS") license for which the Subsidiary is a winning bidder is granted (the "Last License Grant Date"), (a) a "control group" collectively own at least twenty-five percent (25%) of the equity of the Company determined on a fully diluted basis and (b) persons or entities within that control group meeting certain FCC qualifications (the "Qualifying Principals") own at least sixty percent (60%) of this twenty five percent (25%) (i.e., fifteen percent (15%)). The Series A Shareholders collectively comprise the control group (the "Control Group"). Three of the Series A Shareholders, Navation Inc., Good News Communications Company L.L.C. and Freedom Mobility Inc., collectively comprise the Qualifying Principals. For purposes of this Agreement, Series A Shareholders who do not comprise the Qualifying Principals shall be collectively referred to herein as "Controlling Shareholders".

         3. Each of the Series A Shareholders have executed that certain Amended and Restated Shareholders' Rights Agreement (the "Shareholders Agreement") by and among the Company, the Series A Shareholders and the holders of shares of Series B Common Stock (the "Series B Shareholders") which sets forth certain restrictions on the transferability of the Company's Series B Common Stock.

         4. Each of the Series A Shareholders have executed that certain Amended and Restated Stockholders' Voting Agreement (the "Voting Agreement") by and among the Company, the Series A Shareholders, the Series B Shareholders and the holders of shares of
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Series C Common Stock (the "Series C Shareholders"). The Series A Shareholders,
the Series B Shareholders and the Series C Shareholders shall be collectively referred to herein as the "Shareholders." Pursuant to such Voting Agreement, the Shareholders of the Company agreed to vote their shares of Series B Common Stock and Series C Common Stock in such a manner as to elect and maintain in office, as a director of the Company, one representative designated by each "6% Shareholder" as defined in the Voting Agreement. In addition, the Shareholders agreed to vote their shares of Series B Common Stock and Series C Common Stock in such a manner as to elect and maintain in office as a director of the Company for the "Interim Period," as defined in the Voting Agreement, one representative designated by each "Early Investor," as defined in the Voting Agreement, provided such Early Investor has made an equity investment in the Company prior to completion of the Auction. Sony Electronics Inc., a Delaware corporation ("Sony"), is an Early Investor under the terms of the Voting Agreement.

         5. The Company and Sony are negotiating the terms of a Technical and Marketing Cooperation Agreement to provide for joint development and other cooperative activities between Sony and the Company, the consummation of which will be advantageous to the Company.

         6 The parties have determined that it is in the best interests of the Company and to the mutual advantage of the Series A Shareholders to provide for continuity and stability in the Company's management and ownership, by setting forth the terms and conditions whereby (i) the Series A Shareholders may transfer all or a portion of their Shares under certain circumstances, (ii) the shareholder(s) of a corporate Series A Shareholder ("Corporate Series A Shareholder") may transfer all or a portion of his or her shares in such Corporate Series A Shareholder, and (iii) to provide for the voting of shares of the Company's Series B Common Stock to be issued upon the conversion of shares of Series A Common Stock in accordance with the terms hereof to induce Sony to invest in the Company and establish and maintain joint development activities with the Company.

         NOW, THEREFORE, in consideration of the premises set forth herein, the mutual terms, covenants, and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

         1. SCOPE AND INCEPTION OF AGREEMENT. The term "Shares" for purposes of this Agreement shall include all shares of Series A Common Stock and any interest therein, of whatever source or nature, including shares of Series B Common Stock which shall be issued upon conversion of shares of Series A Common Stock now or subsequently held by any of the Series A Shareholders.

         2. RESTRICTIONS ON TRANSFER OF SHARES. Except as provided to the contrary herein, a Series A Shareholder may not transfer any Shares, or any interest in any Shares, unless such Series A Shareholder shall have complied with the following procedures:
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                  2.1 TRANSFERS BY CONTROLLING SHAREHOLDERS. For a period of three (3) years from the Last License Grant Date (the "Restricted Period"), no Controlling Shareholders may offer for sale, sell, assign, pledge, encumber, hypothecate or in any other way dispose of (collectively, "Transfer") any Shares in the Company that such Controlling Shareholder now owns or may hereafter acquire. Any transfer during the Restricted Period in violation of this Section
2.1 shall be null and void and shall be of no effect. Upon termination of the Restricted Period, the Controlling Shareholders shall be entitled to transfer their Shares to the fullest extent allowed by law.

                  2.2 TRANSFERS BY QUALIFYING PRINCIPALS. No Qualifying Principal may Transfer any Shares in the Company that such Qualifying Principal now owns or may hereafter acquire during the Restricted Period. Upon expiration of the Restricted Period, a Qualifying Principal may Transfer its Shares in the Company only in the manner set forth below:

                       (a) For a period of seven (7) years after termination of the Restricted Period (the "Interim Period") or such longer period as required by FCC regulations to maintain the Subsidiary's status as a "Designated Entity," as such term is defined by the FCC, the Qualifying Principals are required to hold in the aggregate ten percent (10%) of the outstanding equity of the Company determined on a fully diluted basis (the "Ten Percent Holdings"). The number of Shares constituting each Qualifying Principal's pro-rata portion of the Ten Percent Holdings shall be referred to herein as the "Required Minimum Holdings." Each Qualifying Principal shall have the right to transfer the Shares held by it in excess of the Required Minimum Holdings (the "Transferable Shares") in the manner set forth in Section 2.3 below. Upon the expiration of the Interim Period, a Qualifying Principal shall have the right to freely sell, transfer or convey its Shares.

                  2.3 NOTICE OF PROPOSED TRANSFER. The Qualifying Principal desiring to dispose of its Transferable Shares shall give written notice ("Notice") of such desire to the Company; and the Company shall promptly give notice to the other Qualifying Principal(s). The Notice shall set forth, with respect to the proposed transfer, the number of Transferable Shares offered, the purchase price per share, all other terms and conditions of the offer, and an offer to sell such Transferable Shares to the Company and/or the remaining Qualifying Principals on such terms and conditions. The date of the offer shall be the date upon which the Company actually receives the Notice conforming to all the requirements set forth herein.

                  2.4 OPTION OF COMPANY. For thirty (30) calendar days following receipt of the Notice, the Company shall have the option (except as limited by applicable law) to elect to purchase up to all of the Transferable Shares offered at the price and pursuant to the remaining terms and conditions set forth in the Notice; provided, however, that the Company shall only be entitled to purchase less than all of the Transferable Shares offered if the remaining Qualifying Principal(s), pursuant to Section 2.5 below, purchase the remaining portion of the offered Transferable Shares which the Company does not purchase. A meeting of the Company's Board of Directors shall be called promptly upon receipt of the Notice and shall be held during the option period in sufficient time to allow the Board of Directors to consider the possible purchase

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of such Transferable Shares by the Company. If the offering Qualifying Principal is a member of the Company's Board of Directors at the time the Notice is presented to the Board, he or she shall vote consistently with the vote of a majority-in-number of the other Directors. The option provided for in this
Section 2.4 shall be exercised by giving written notice to the offering Qualifying Principal within the 30-day period set forth above.

                  2.5 OPTION OF REMAINING QUALIFYING PRINCIPAL(S). In the event that the Company does not exercise its option in accordance with Section 2.4 hereof, the remaining Qualifying Principal(s), for thirty (30) calendar days following the expiration of the Company's 30-day option period, shall have the option to elect to purchase a pro-rata portion of the offered Transferable Shares not acquired by the Company under Section 2.4, at the price and pursuant to the remaining terms and conditions set forth in the Notice; provided, however, that the remaining Qualifying Principal(s) shall only be entitled to purchase less than all of the Transferable Shares offered if the Company, pursuant to Section 2.4 above, purchases the remaining portion of the offered Transferable Shares which said Qualifying Principal(s) do not purchase. Any Qualifying Principal desiring to exercise such Qualifying Principal's option shall deliver to the Company, and to the offering Qualifying Principal, a written notice of election to purchase the Transferable Shares with respect to which the option has been exercised. Each electing Qualifying Principal's initial right to purchase a pro-rata portion of the Transferable Shares shall be based on the ratio of the number of Shares which the electing Qualifying Principal owns to the total number of Transferable Shares held by all remaining Qualifying Principals. Any Transferable Shares offered to, but not purchased by, Qualifying Principals declining to exercise their option shall be offered to the electing Qualifying Principals based on the ratio of the number of Transferable Shares held by each electing Qualifying Principals to the number of Transferable Shares held by all such electing Qualifying Principals. This process shall be repeated until elections to purchase all of the offered Transferable Shares have been made or until no Qualifying Principal has any further desire to purchase any additional offered Transferable Shares; in no event, however, will elections received after expiration of the 30-day period referred to above in this Section
2.5 be honored unless accepted in writing by the offering Qualifying Principal. If the electing Qualifying Principal and the Company combined do not agree to purchase all of the offered Transferable Shares, the selling Qualifying Principal may sell the offered Transferable Shares to a transferee on the terms and conditions set forth in the Notice within the 45-day period immediately following the expiration of the Qualifying Principal's 30-day option period described above; provided, however, that any change from the purchase terms set forth in the Notice shall require resubmission to the Company and the Qualifying Principals under this Section 3. If the offering Qualifying Principal does not enter into an agreement for the sale of the Transferable Shares within the above-referenced 45-day period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the option of the remaining Qualifying Principals provided pursuant to this Section 2.5 will be deemed revived, and such Transferable Shares will not be offered unless first reoffered to the Company and the Qualifying Principals in accordance with this Section 2. A transferee who purchases Transferable Shares pursuant to this
Section 2.5 must agree in writing to be bound by and comply with all provisions of this Agreement. Such transferred Transferable Shares will remain "Shares" hereunder, and such transferee will be treated as a "Shareholder" for purposes of this Agreement.

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                  2.6 EXCLUDED OFFERS. The right of first offer in this Section
2 will not apply to (i) any transfer to another Qualifying Principal made in compliance with Section 2.2 hereof, (ii) any transfer to an Affiliate, as defined herein. For purposes of this Section 2.6, "Affiliate" shall mean any individual, partnership, corporation, trust or other entity or association, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the Qualifying Principal. The term "control," as used in the immediately preceding sentence, means, with respect to a corporation or limited liability company, the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the controlled corporation or limited liability company, and, with respect to any individual, partnership, trust, other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

         3. PURCHASE OF SECURITIES ON DEATH OF SHAREHOLDER.

                  3.1 TRANSFER TO BENEFICIARY. Notwithstanding Section 2 hereof, upon the death of an individual Series A Shareholder prior to expiration of the Restricted Period (the "Withdrawing Shareholder"), the Shares of the Withdrawing Shareholder (including but not limited to all Shares held by a Family Trust established by the Withdrawing Shareholder), or any interest therein held by the Withdrawing Shareholder (or his or her successor-in-interest), including but not limited to the community property interest of the Withdrawing Shareholder's spouse, may pass to such deceased Withdrawing Shareholder's spouse or immediate family (the "Beneficiary"), to the extent that such transfer does not violate the FCC's regulations restricting foreign ownership and does not negatively impact the Subsidiary's Designated Entity status. The Beneficiary of such Shares shall execute an amendment to this Agreement pursuant to which such Beneficiary shall receive the Shares subject to all the provisions contained in this Agreement. Such Beneficiary shall thereafter also be a "Series A Shareholder" for purposes of this Agreement. In the event the Beneficiary does not desire to hold the Shares or such Shares cannot be transferred in accordance with this
Section 3.1 without impairing the Subsidiary's Designated Entity status, the Shares shall be transferred in accordance with Section 3.2 below.

                  3.2 TRANSFERS ON DEATH OF SHAREHOLDER. Upon the death of an individual Series A Shareholder whose Shares are not transferred in accordance with Section 3.1 above, the Company shall have the right to purchase (except to the extent limited by applicable law), all of the Shares of the Withdrawing Shareholder at the Agreed Price provided for in Section 7 hereof, which shall be paid in accordance with Section 8 hereof. In the event that the Company does not purchase all the Withdrawing Shareholder's Shares, any Shares not so purchased may be purchased by the remaining Series A Shareholders at the Agreed Price provided for in Section 7 hereof, which shall be paid in accordance with Section 8 (based on the ratio of the number of Shares held by such Series A Shareholder to the number of Shares held by all Series A Shareholders except the Withdrawing Shareholder) of the Withdrawing Shareholder's Shares, provided, however, that if any of the remaining Series A Shareholders exercise the foregoing option, the remaining Series A Shareholders must collectively purchase all of the Withdrawing Shareholder's Shares not purchased by the Company and the remaining Series A Shareholders may not purchase a mere portion thereof, unless consented to by the successor or representative

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of the Withdrawing Shareholder. All parties shall use their best efforts to close any purchases of Shares hereunder within one hundred eighty (180) calendar days of the appointment of a personal representative or equivalent with respect to the Withdrawing Shareholder.

         4. OTHER RESTRICTIONS. Each Corporate Shareholder shall cause each of its shareholders to enter into agreements consistent with the terms of this Agreement to ensure that each of its shareholders complies with transfer restrictions with respect to shares of such Corporate Shareholder.

         5. COMPLIANCE WITH FCC OWNERSHIP RESTRICTIONS. Each Series A Shareholder acknowledges that the Company has elected and its shareholders have consented to have the Subsidiary treated, for FCC purposes, as a "Designated Entity" in connection with the Subsidiary's participation in the Auction. Each Series A Shareholder further acknowledges and agrees that its right to transfer any of its Shares pursuant to this Agreement shall be limited to the extent that such transfer would cause the ownership of capital stock of the Company to be in contravention of (i) the Restated Certificate of Incorporation (the "Restated Certificate") of the Company, which provides, among other things, that the Series A Shareholders must hold, in the aggregate, 1,000 shares of Series A Common Stock, at all times prior to the date when the Company has paid all principal and interest due to the FCC for the PCS license(s) received by the Subsidiary (the "Termination Date") and (ii) applicable FCC regulations, including without limitation, restrictions on foreign ownership, maximum ownership limitations and voting rights. Each Series A Shareholder further acknowledges and agrees that, pursuant to the terms of the Restated Certificate, any transfer of Shares of the Company by any party will be null and void and of no force and effect to the extent that such transfer will cause the Subsidiary to violate applicable FCC rules and regulations.

         6. DETERMINATION OF THE AGREED PRICE. The price per share ("Agreed Price") at which Shares may be purchased pursuant to Section 3 hereof shall be equal to the fair market value on a per share basis of each Share as of the last day (the "Determination Date") of the most recent calendar month ending before the date notice is given, or the occurrence of the event triggering the applicable right to purchase. Said fair market value shall be determined by the mutual agreement of the parties or, in the event the parties fail to so agree (within thirty (30) business days after the later of (i) the event or the exercise of the option requiring or permitting a purchase hereunder, or (ii) the appointment of a personal representative, executor or guardian as the case may
be), as determined by a qualified appraiser mutually agreed to by the parties (the "Appraiser"), the cost and expense of which shall be borne by the Company. In the event that the parties are unable to appoint a mutually acceptable Appraiser, the parties acknowledge and agree that the Agreed Price shall be determined via mandatory and binding arbitration in accordance with Section 14 hereof.

         7. PAYMENT OF AGREED PRICE. In the event that the Company and/or the remaining Shareholder(s) ("Purchaser") purchase Shares pursuant to Section 3 of this Agreement, payment for such Shares shall be made on the date of purchase established by the Purchaser (within the relevant time periods set forth herein) by delivery of the following:

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                  (a) DOWN PAYMENT. Cash (if any) in the form of a certified or cashier's check, in an amount equal to twenty-five percent (25%) of the Agreed Price, provided, however, that the Purchaser may elect in the Purchaser's sole discretion to pay a greater amount of the Agreed Price in cash; and

                  (b) PROMISSORY NOTE. The remaining balance of the Agreed Price shall be in the form of a promissory note (the "Note") in substantially the same form as attached hereto as Exhibit "B" and which Note shall be secured by a Pledge Agreement and an Escrow Agreement to be entered into by the Purchaser and personal representative of the Withdrawing Shareholder (or his or her successor-in-interest) in substantially the same form as attached hereto as Exhibit "C", which Pledge Agreement and Escrow Agreement shall include such terms and provisions (including an escrow arrangement) as necessary to grant a first priority perfected security interest to the selling Series A Shareholder (or his or her successor-in-interest) in all of the Shares acquired by Purchaser in such transaction.

         8. TRANSFER OF SHARES. Upon the payment in full of the down payment and the delivery of the Note described in Section 8 above, the personal representative of the Withdrawing Shareholder shall deliver to the Purchaser a receipt for the payment of the purchase price, the certificate(s) endorsed in blank which evidence the Shares transferred, and a stock assignment separate from such certificate(s).

         9. OPINION OF COUNSEL. Notwithstanding any other provision in this Agreement, (i) no Shares may be transferred to any person and (ii) no Corporate Shareholder shall allow the transfer by a shareholder of any of its shares unless the transferring Series A Shareholder or the Corporate Shareholder, as applicable, first delivers to the Company an opinion of counsel reasonably satisfactory to the Company that states that such transfer complies with all applicable state and federal securities laws and regulations and FCC rules and regulations applicable to the Company and the Subsidiary.

         10. ENDORSEMENT ON SHARE CERTIFICATE. Each certificate representing Shares of the Company, now or hereafter issued, shall have endorsed on its face the following words:

         "ANY SALE, ENCUMBRANCE, PLEDGE, GIFT OR OTHER TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE, OR THE TRANSFER OF ANY INTEREST IN THOSE SHARES, OF WHATEVER SOURCE OR NATURE, IS RESTRICTED BY THE PROVISIONS OF THAT CERTAIN SERIES A SHAREHOLDERS AGREEMENT DATED NOVEMBER 1995, AS AMENDED FROM TIME TO TIME, A COPY OF WHICH MAY BE INSPECTED AT THE PRINCIPAL OFFICE OF THE COMPANY AND THE PROVISIONS OF WHICH ARE INCORPORATED HEREIN BY THIS REFERENCE AND RULES AND REGULATIONS PROMULGATED BY THE FCC FROM TIME TO TIME."

An executed copy of this Agreement shall be delivered to the Secretary of the Company, such copy to be made available by the Secretary to any person duly authorized in writing by an

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existing Series A Shareholder to inspect such Agreement.

         11. TERMINATION OF AGREEMENT. This Agreement shall terminate upon:

                  (a) The Termination Date;

                  (b) The dissolution of the Company;

                  (c) The appointment of a receiver to take possession of all or substantially all of the assets of the Company, a general assignment by the Company for the benefit of creditors, or any action voluntarily taken by the Company under any insolvency or bankruptcy act;

                  (d) Any action involuntarily suffered by the Company under any insolvency or bankruptcy act, which continues for a period of ninety (90) calendar days; or

                  (e) The acquisition of the Company by merger, sale of assets, sale of stock, or otherwise, resulting in the Series A Shareholders having less than fifty percent (50%) of the voting power of the surviving entity.

         12. SCOPE OF AGREEMENT. In the event of reclassification of the Series A Common Stock of the Company or any reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation or any change in the capital structure of the Company, all shares obtained as a result thereof by a Series A Shareholder, in addition to or in exchange for or in respect of the Shares subject to this Agreement, shall also be subject hereto as fully as and to the same extent as originally provided herein. Notwithstanding the foregoing, any shares of Series B Common Stock received by a Series A Shareholder as a result of the conversion of its Shares shall not be subject to the terms of this Agreement but shall be subject to the terms of the Shareholders' Rights Agreement.

         13. MANDATORY ARBITRATION. In the event of any dispute regarding the meaning, instruction, or intent of this Agreement, or of any matter of performance, fact, law, background, circumstance, or other matter of any kind whatsoever relating to this Agreement, the parties stipulate and agree that such dispute shall be submitted at the written election of any party to binding arbitration in the State of Delaware, conducted in accordance with the commercial rules of the American Arbitration Association ("AAA") in effect as of the Effective Date of this Agreement. One arbitrator agreed upon by the parties shall be appointed, or if the parties cannot agree upon one arbitrator, the AAA will provide a list of three arbitrators with appropriate expertise and each party may strike one. The remaining arbitrator will serve as the arbitrator. Such appointment shall be made within 30 days after the election to arbitrate. Discovery shall be available to the parties subject to the approval and control of the arbitrator. The decision by the arbitrator shall be final and binding on all parties, and may be entered in any court of competent jurisdiction for enforcement. Each of the parties to this Agreement shall keep confidential all information furnished to it pursuant to or in connection with any arbitration proceeding. Unless provided to the contrary herein, all costs of the arbitration and the fees of the arbitrator shall be allocated between the parties as determined by the arbitrator, it being the intention of the parties

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that the prevailing party in such a proceeding be made whole with respect to its expenses.

         14. OTHER PROVISIONS. The following provisions shall apply to this
Agreement:

                  14.1 ENTIRE AGREEMENT. This Agreement, together with any schedules or exhibits attached hereto and other agreements expressly referred to herein, constitutes the entire agreement between parties. All prior or contemporaneous agreements, understandings, representations, warranties and statements, oral or written, relating to the subject matter hereof are superseded and merged herein.

                  14.2 NOTICE. All notices, requests, demands, directions, and other communication provided for hereunder must be in writing and must be sent via overnight courier to the appropriate party at it's or his respective address set forth below such Series A Shareholder's signature or at any other address as may be designated by it in a written notice sent to the other parties in accordance with this paragraph. If any notice is given by overnight mail, it will be effective when delivered as evidenced by a receipt or if given by personal delivery, when delivered.

                  14.3 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the heirs, personal representatives, successors and assignees of the parties.

                  14.4 FURTHER ASSURANCES. Each party agrees to perform any further acts and to execute and deliver any further documents reasonably necessary to or in furtherance of the intent and purposes of this Agreement, including voting its Series A Common Stock in favor of an increase in the size of the Board to accommodate the representative designated by Sony, provided, however, that if such board seat is not approved, the Series A Shareholders shall be relieved of the obligations of Section 15.13 in the event compliance would cause such Series A Shareholder(s) to be in violation of their obligations under the Voting Agreement.

                  14.5 REMEDIES. All rights, remedies, undertakings, obligations, options, covenants, conditions and agreements contained in this Agreement or provided by law shall be cumulative and no one of them shall be exclusive of any other. A party may pursue any one or more of its rights, options or remedies hereunder or may seek damages or specific performance in the event of any other party's breach hereunder, or may pursue any other remedy by law or equity, whether or not stated in this Agreement.

                  14.6 NONWAIVER; MODIFICATION. No failure by a party to take action by reason of any default by any other party, whether in a single instance or repeatedly, shall constitute a waiver of any such default or of the performance required of the defaulting party. No express waiver by a party of a provision of this Agreement or a default by a party in any one instance shall be construed as a waiver of the same provision or default in any subsequent instance. No modification, amendment or discharge of this Agreement shall be valid unless the same is in writing and signed by the parties hereto.

                  14.7 GENDER AND NUMBER. In this Agreement, the masculine, feminine and

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neuter genders shall be deemed to include one another, as appropriate. Unless the context otherwise requires, words importing the singular number include the plural number and vice versa and where any word or phrase is given a defined meaning in this Agreement, any other part of speech or other grammatical form in respect of such word or phrase shall have a corresponding meaning.

                  14.8 GOVERNING LAW. This Agreement shall be governed by and interpreted and constructed in accordance with the internal laws of the State of Delaware, as applied to contracts between Delaware residents entered into and to be performed wholly within Delaware.

                  14.9 SEVERABILITY; REFORMATION. Should any one or more of the provisions of this Agreement or of any agreement entered into pursuant to this Agreement be determined by an arbitrator or court of proper jurisdiction to be illegal or unenforceable, then such illegal or unenforceable provision shall be modified by the proper court or arbitrator to the extent necessary and possible to make such provision enforceable, and such modified provision and all other provisions of this Agreement and of each other agreement entered into pursuant to this Agreement shall be given effect separately from the provision or portion thereof determined to be illegal or unenforceable and shall not be affected thereby.

                  14.10 COUNTERPARTS. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument. This Agreement may be executed via facsimile, with original signatures to follow via overnight courier.

                  14.11 TIME OF THE ESSENCE. Time is of the essence under this Agreement and any amendment, modification or revision of it.

                  14.12 SHAREHOLDER'S WILL. Each Individual Shareholder agrees to include in such Shareholder's will direction and authorization to such Shareholder's personal representative to comply with the terms of this Agreement. Each individual Series A Shareholder agrees to have his or her spouse execute a Spousal Consent in substantially the form attached hereto as Exhibit "D."

                  14.13 VOTING AGREEMENT. The Series A Shareholders agree that, in the event Sony does not qualify as a 6% Shareholder (as defined in the Voting Agreement) at the termination of the Initial Period (as defined in the Voting Agreement) so long as this Agreement remains in effect and the Company and Sony have a commercial relationship including reasonably significant joint development activities (which relationship shall not be deemed terminated if the Company unreasonably elects not to participate in such activities) the Shareholders will vote (in proportion to their holdings of shares of Series B Common Stock) that number of shares of Series B Common Stock owned by them necessary to elect and maintain in office, as a director of the Company, one representative designated by Sony. Notwithstanding the foregoing, a Series A Shareholders shall not be required to take any action hereunder which would cause such Series A Shareholder to breach the terms of the Voting Agreement. The Company will notify the Series A Shareholders if the Company and Sony cease to have the

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commercial relationship referred to in this Section 15.13. This Section 15.13 shall not be amended without Sony's prior written consent.

                  14.14 THIRD PARTY BENEFICIARY. The terms and provisions of this Agreement are intended solely for the benefit of each of the parties hereto and its successors and permitted assigns. Notwithstanding the foregoing, it is the specific intention of the parties hereto to confer upon Sony third party beneficiary rights to enforce the terms of Section 15.13 herein.

                  14.15 AMENDMENTS AND MODIFICATIONS. No amendment, modification or supplement to this Agreement shall be binding on any of the parties unless it is in writing. This Agreement may be amended, modified or supplemented by the parties holding a majority in equity interest at the time of the amendment, modification or supplement.

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties have entered into this Series A Shareholders Agreement, effective as of the date and year first written above.


COMPANY:                               NEXTWAVE TELECOM INC.,
                                       a Delaware corporation


                                       By:_____________________________
                                       Its:____________________________


CORPORATE SHAREHOLDERS:                FREEDOM MOBILITY, INC., a
                                       corporation formed under the laws
                                       of the District of Columbia


                                       By:______________________________
                                       Its:____________________________


                                       GOOD NEWS COMMUNICATIONS
                                       COMPANY, L.L.C. a Delaware limited
                                       liability company



                                       By:_____________________________
                                       Its:____________________________



                                       JARRAH INC.,
                                       a California Corporation


                                       By:_____________________________
                                       Its:______________________________




                               [SIGNATURE PAGE TO
                   SERIES A SHAREHOLDERS AGREEMENT CONTINUES]

                                       MARIN-FINN INDUSTRIES, INC.
                                       a California Corporation


                                       By:_____________________________
                                       Its:______________________________


                                       NAVATION INC.,
                                       a California corporation



                                       By:_____________________________
                                       Its:____________________________

INDIVIDUAL SHAREHOLDERS:
                                       --------------------------------
                                       Mark Buckner


                                       --------------------------------
                                       Kevin Carroll


                                       --------------------------------
                                       Frank A. Cassou


                                       --------------------------------
                                       Houtan Dehesh


                                       --------------------------------
                                       Mark Gaudino


                                       --------------------------------
                                       Adam Gould


                                       --------------------------------
                                       John W. Ketchum


                         [SIGNATURE PAGE TO AMENDMENT TO
                   SERIES A SHAREHOLDERS AGREEMENT CONTINUES]

                                       --------------------------------
                                       Edward Knapp


                                       --------------------------------
                                       Richard Kornfeld


                                       --------------------------------
                                       Robert Kramer


                                       --------------------------------
                                       Xu Lewis


                                       --------------------------------
                                       Theresa McCarthy


                                       --------------------------------
                                       Alan Pate


                                       --------------------------------
                                       Mara Ransom


                                       --------------------------------
                                       Greg Theisen


                                       --------------------------------
                                       Mark Wallace


                                       --------------------------------
                                       Rod Walton


                                       --------------------------------
                                       Szu-Wei Wang


               [SIGNATURE PAGE TO SERIES A SHAREHOLDERS AGREEMENT]